UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ZILLOW GROUP, INC.

(Exact name of registrant as specified in its charter)

Washington	47-1645716
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 Second Avenue, Floor 31, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class C Capital Stock, par value $0.0001 per share	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This registration statement on Form 8-A of Zillow Group, Inc. (the “Registrant”) is being filed (1) to register, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Registrant’s Class C capital stock, par value $0.0001 per share (the “Class C capital stock”) and (2) to update the description of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A common stock”) and Class B common stock, par value $0.0001 per share (the “Class B common stock”) to reflect certain agreements entered into in connection with the Registrant’s dividend of Class C capital stock to be issued to holders of Class A common stock and Class B common stock, which description was originally included under the heading “Description of Holdco’s Capital Stock in the Registrant’s registration statement on Form S-4 (File No. 333-198695), as amended, filed with the Securities and Exchange Commission (the “SEC”) and declared effective on November 17, 2014 and incorporated by reference into the Registrant’s Current Report on Form 8-K12B filed with the SEC on February 17, 2015.

Item 1. Description of Registrant’s Securities to be Registered.

The security to be registered hereby is the Class C capital stock of the Registrant. The Registrant has applied to list the Class C capital stock on the Nasdaq Global Select Market under the symbol “Z” and to change the symbol for the Registrant’s Class A common stock listed on the Nasdaq Global Select Market to “ZG”.

A description of the Class C capital stock as set forth in the Registrant’s amended and restated articles of incorporation is set forth below. The following description is qualified by reference to the full text of the amended and restated articles of incorporation, which are incorporated herein by reference as Exhibit 3.1 to this Form 8-A, and the Transfer Restriction Agreements, which are incorporated herein by reference as Exhibits 4.2 and 4.3 to this Form 8-A. In addition, the Washington Business Corporation Act (the “WBCA”), as amended, affects the terms of our capital stock.

Authorized Capital Stock

The Registrant’s authorized capital stock is 1,890,000,000 shares, each with a par value of $0.0001 per share, consisting of the following four classes of stock:

•	1,245,000,000 shares designated as Class A common stock;

•	15,000,000 shares designated as Class B common stock;

•	600,000,000 shares designated as Class C capital stock; and

•	30,000,000 shares designated as preferred stock.

Class C Capital Stock

Voting Rights

Except with respect to the separate voting group rights under the circumstances described in Section 2.5 of the Registrant’s amended and restated articles of incorporation, or except as required by applicable law, shares of Class C capital stock have no voting power.

Dividends

Subject to the preferences that may apply to any series of preferred stock outstanding at any time, the holders of Class C capital stock are entitled to share equally in any dividends that the Registrant’s board may declare from time to time, unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group. If a dividend is paid in the form of common stock, then holders of Class C capital stock will receive Class C capital stock. Except for a dividend declared in accordance with the previous sentence, the Registrant’s amended and restated articles of incorporation provide that the Registrant will not declare a dividend with respect to the Class C capital stock, unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Conversion Upon Dissolution

Immediately prior to the earlier of (1) the dissolution of the Registrant under Washington law or (2) any record date established to determine the holders of capital stock of the Registrant entitled to receive the net assets of the Registrant in a dissolution under Washington law, each outstanding share of Class C capital stock will automatically, without any further action, convert into and become one fully paid and nonassessable share of Class A common stock. The Registrant will reserve and keep available out of its authorized but unissued shares of Class A common stock the number of shares sufficient to effect the conversion of all outstanding shares of Class C capital stock into shares of Class A common stock.

Redemption

The Class C capital stock is not redeemable.

Preemptive Rights

The Registrant’s amended and restated articles of incorporation provide that no preemptive rights will exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Equal Status

Except as expressly provided in the Registrant’s amended and restated articles of incorporation or required by applicable law, shares of Class C capital stock have the same rights and privileges and rank equally, share ratably, and are identical to the shares of Class A common stock and Class B common stock in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of Control Transaction (as defined in the Registrant’s amended and restated articles of incorporation), shares of Class C capital stock will be treated equally, identically, and ratably, on a per share basis, with shares of Class A common stock with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of the Registrant, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C capital stock, the holders of a majority of the outstanding shares of Class A common stock, and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Class A Common Stock and Class B Common Stock

Voting Rights

The Class A common stock has one vote per share, and the Class B common stock has ten votes per share. On any matter that is submitted to a vote of shareholders, the holders of Class A common stock are entitled to one vote per share of Class A common stock and the holders of the Class B common stock are entitled to ten votes per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or the Registrant’s amended and restated articles of incorporation.

Under Washington law and the Registrant’s amended and restated articles of incorporation, holders of Class A common stock and holders of Class B common stock may each be entitled to vote as a separate voting group, or as a separate voting group with other classes that are affected in the same or a substantially similar way, on a proposed amendment to the Registrant’s amended and restated articles of incorporation that would:

•	effect an exchange or reclassification of all or part of the issued and outstanding shares of the class into shares of another class that would adversely affect the holders of the exchanged or reclassified class;

•	change the rights, preferences, or limitations of all or part of the issued and outstanding shares of the class that would adversely affect the holders of shares of the class;

•	change all or part of the issued and outstanding shares of the class into a different number of shares of the same class, which would adversely affect the holders of the class;

•	limit or deny an existing preemptive right of all or part of the shares of the class;

•	cancel or otherwise adversely affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class; or

•	effect a redemption or cancellation of all or part of the shares of the class in exchange for cash or any other form of consideration other than shares of capital stock.

Holders of Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the voting power of Class A common stock and Class B common stock, voting together as a single voting group, will be entitled to elect all of the directors standing for election, if they so choose.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to share equally in any dividends that the Registrant’s board may declare from time to time unless different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group. If a dividend is paid in the form of Class A common stock or Class B common stock, then holders of Class A common stock will receive Class A common stock and holders of Class B common stock will receive Class B common stock.

Liquidation Rights

Upon the Registrant’s liquidation, dissolution, or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in proportion to the number of shares of Class A common stock then held by each (assuming the conversion of all shares of Class B common stock into shares of Class A common stock) in the Registrant’s assets available for distribution to the shareholders after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Redemption

Neither the Class A common stock nor the Class B common stock is redeemable.

Preemptive Rights

The Registrant’s amended and restated articles of incorporation provide that no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock, except to the extent provided by written agreement.

Conversion

All of the Class B common stock is held or controlled by Richard Barton or Lloyd Frink, each of whom are referred to as a “founder.” Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for (1) certain transfers described in the Registrant’s amended and restated articles of incorporation, so long as the founder who transfers the Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred and the transferee agrees to be bound the terms of a Transfer Restriction Agreement or (2) transfers between the founders or entities through which a founder holds exclusive voting and dispositive power with respect to Class B common stock, subject to the requirements of the Transfer Restriction Agreements.

In the event of the death or mental disability of a founder, each share of such founder’s Class B common stock will convert into one share of Class A common stock, except as set forth below. If a founder (who is referred to as the “transferring founder”), or an entity that holds Class B common stock with respect to which such founder holds exclusive voting and dispositive power, transfers voting control of shares of Class B common stock to the other founder contingent or effective upon the transferring founder’s death or mental disability, then the transferring founder’s death or mental disability will not immediately trigger a conversion to Class A common stock, provided that the shares of Class B common stock as to which voting control was transferred shall convert to Class A common stock no later than nine months after the death or mental disability of the transferring founder. Further, if one founder dies or becomes mentally disabled simultaneously with the other founder dying or becoming mentally disabled, the founders’ death or mental disability will not immediately trigger a conversion to Class A common stock if voting control of the founders’ shares of Class B common stock is transferred to a trustee designated by the founders and approved by the Registrant’s board, provided that the shares of Class B common stock as to which voting control was transferred shall convert to Class A common stock no later than nine months after the death or mental disability of the founders.

Once converted into Class A common stock, the Class B common stock may not be reissued.

Except for the issuance of Class B common stock in connection with dividends or distributions in accordance with the Registrant’s amended and restated articles of incorporation, the Registrant will not issue additional shares of Class B common stock unless the issuance is approved by holders of a majority of the outstanding shares of Class A common stock and holders of a majority of the outstanding shares of Class B common stock, each voting as a separate voting group.

Equal Status

Except as otherwise expressly provided in the Registrant’s amended and restated articles of incorporation, shares of Class A common stock and shares of the Registrant’s Class B common stock have the same rights and privileges and rank equally, share ratably, and are identical in all respects as to all matters. Without limiting the generality of the foregoing sentence, in connection with a Change of

Control Transaction (as defined in the Registrant’s amended and restated articles of incorporation), shares of Class A common stock and Class B common stock will be treated equally, identically, and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed in respect of such shares to shareholders of the Registrant, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a separate voting group.

Transfer Restriction Agreements

On July 20, 2015, the Registrant entered into a transfer restriction agreement with each of the founders, Richard Barton and Lloyd Frink, and certain of their respective affiliates (collectively, the “Transfer Restriction Agreements”). The Transfer Restriction Agreements were entered into in connection with the declaration by the Registrant’s board of directors of the issuance of shares of Class C capital stock by means of a dividend to holders of the Registrant’s Class A common stock and Class B common stock. Pursuant to the Transfer Restriction Agreements, beginning on the date on which Mr. Barton or Mr. Frink, as applicable, no longer serves on the Company’s board of directors (each such date, Mr. Barton’s or Mr. Frink’s “Trigger Date”, respectively), Mr. Barton or Mr. Frink and certain of their respective affiliates that are or become party to the agreements (generally, trusts and other estate planning vehicles through which Messrs. Barton or Frink hold all or a portion of their shares of Class B common stock) must transfer or convert to Class A common stock at least one share of Class B common stock for each two shares of Class C capital stock transferred. The required ratio of shares of Class B common stock to shares of Class C capital stock owned by Messrs. Barton and Fink is subject to adjustment in connection with certain dividends, stock splits, distributions or recapitalizations. These provisions are intended to limit, after the applicable Trigger Date, the ability of Messrs. Barton and Frink to sell or otherwise transfer the non-voting Class C capital stock issued to them in the initial dividend of Class C capital stock to holders of Class A common stock and Class B common stock in respect of their shares of Class B common stock in a manner that does not proportionately reduce their ownership of the Class B common stock.

The Transfer Restriction Agreements also include an equal status provision, which provides that neither Mr. Barton nor Mr. Frink, nor their affiliates that are or become a party to the Transfer Restriction Agreements, may sell any of their shares of the Registrant’s capital stock in connection with a change of control transaction, including a tender or exchange offer, for (a) with respect to their shares of Class A common stock, an amount per share greater than, or a form of consideration different from, the holders of shares of Class A common stock receive in the transaction; (b) with respect to their shares of Class B common stock, an amount per share greater than, or a form of consideration different from, the holders of shares of Class A common stock receive in the transaction, unless different treatment of the shares of Class A common stock and Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the Class B common stock, each voting separately as a separate group; or (c) with respect to their shares of Class C capital stock, an amount per share greater than, or a form of consideration different from, the holders of shares of Class C capital stock receive in the transaction.

Preferred Stock

The Registrant’s board has the authority to issue up to 30,000,000 shares of preferred stock from time to time in one or more series, including preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of other shares of capital stock, without further action by shareholders, other than approval by or written agreement of holders of a majority of outstanding Class B common stock, which is held by Zillow’s two founders, Richard Barton and Lloyd Frink (which is referred to as the “approval right”), or in lieu of such approval or written agreement, approval by the Registrant’s board including a founder in his capacity as a member of the Registrant’s board. The approval right will terminate when the Class B common stock represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock. Subject to this approval right, the Registrant’s board also has the authority to fix the voting rights, limitations, and relative rights of any series of preferred stock, including dividend rights, liquidation rights, redemption rights, conversion rights, and voting rights. The issuance of preferred stock may decrease the market price of the Class A common stock and Class C capital stock.

Anti-Takeover Effects of Certain Provisions of the Registrant’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and Washington Law

Provisions of the Registrant’s amended and restated articles of incorporation, the Registrant’s amended and restated bylaws, and Washington law could have the effect of delaying or preventing a third party from acquiring the Registrant, even if the acquisition would benefit the Registrant’s shareholders. These provisions, which are summarized below, may delay, defer or prevent a tender offer or takeover attempt of the Registrant that a shareholder might consider in the shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by the Registrant’s shareholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Registrant’s board and in the policies formulated by the Registrant’s board and to reduce the Registrant’s vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the Registrant’s outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of the Registrant’s business. Some of these provisions will become effective only after the date (the “threshold date”) on which the Class B common stock held by the founders, Richard Barton and Lloyd Frink, represents less than 7% of the aggregate number of shares of the outstanding Class A common stock and Class B common stock.

Three Class Structure

As discussed above, the Registrant’s Class B common stock has ten votes per share, while the Registrant’s Class A common stock has one vote per share and the Registrant’s Class C capital stock is nonvoting (except in limited circumstances provided under Washington law or in the Registrant’s amended and restated articles of incorporation). All of the Class B common stock is controlled by the founders, Richard Barton and Lloyd Frink, and, as of July 28, 2015, represents more than a majority of the voting power of the Registrant’s outstanding capital stock. As a result, for the foreseeable future the founders will continue to be able to control all matters submitted to the Registrant’s shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of the Registrant or of the Registrant’s assets. In addition, until the threshold date, the founders will be able to call meetings of shareholders and fill vacancies on the Registrant’s board, and directors may be removed with or without cause. The concentrated control described above could also delay, defer or prevent a change of control, merger, consolidation, takeover or other business combination involving the Registrant that other shareholders may support, and could discourage a potential acquiror from initiating such a transaction.

Because the Class C capital stock has no voting rights (except as required by law), the issuance of Class C capital stock will not result in voting dilution to the holders of shares Class A common stock or Class B common stock. As a result, the issuance of Class C capital stock could prolong the duration of the founders’ current relative ownership of voting power and their ability to control all matters submitted to the Registrant’s shareholders for approval, including the election and removal of directors and significant corporate transactions such as a merger or other sale of the Registrant or of the Registrant’s assets.

Authorized but Unissued Shares of the Registrant’s Class A Common Stock, Class C Capital Stock, and Preferred Stock

The Registrant’s authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock are available for the Registrant’s board to issue without shareholder approval (except to the extent described above under “Preferred Stock”). To the extent described above in “— Preferred Stock,” the Registrant’s board has the authority under the Registrant’s amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of Class A common stock and Class C capital stock. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of Class A common stock and Class C capital stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. The Registrant may use the additional authorized shares of Class A common stock, Class C capital stock, or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of the Registrant’s authorized but unissued shares of Class A common stock, Class C capital stock, and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or other transaction.

Classified Board of Directors; Election and Removal of Directors

The Registrant’s amended and restated articles of incorporation provide for the division of the Registrant’s board into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected annually by the Registrant shareholders. Prior to the threshold date, the Registrant’s directors can be removed with or without cause by holders of Class A common stock and Class B common stock, voting together as a single group. After the threshold date, the Registrant’s directors can be removed only for cause. Because this system of electing, appointing, and removing directors generally makes it more difficult for shareholders to replace a majority of the Registrant’s board, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of Registrant, and may maintain the incumbency of the Registrant’s board.

Limits on Ability of Shareholders to Act by Written Consent or Call Special Meetings of Shareholders

Washington law limits the ability of shareholders of public companies from acting by written consent by requiring unanimous written consent for a shareholder action to be effective. This limit on the ability of the Registrant’s shareholders to act by less than unanimous written consent may lengthen the amount of time required to take shareholder action. In addition, the Registrant’s amended and restated articles of incorporation provide that special meetings of the Registrant’s shareholders may be called only by the chairman of the Registrant’s board, the board of directors, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Class A common stock and Class B common stock. After the threshold date, only the chairman of the board of directors, the board of directors, chief executive officer or president may call a special meeting of shareholders.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

The Registrant’s amended and restated bylaws provide that shareholders seeking to bring business before a meeting of shareholders, or to nominate candidates for election as directors at a meeting of shareholders, must provide the Registrant with timely written notice of their proposal. The Registrant’s amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Amendment to the Registrant’s Amended and Restated Bylaws and Amended and Restated Articles of Incorporation

The Registrant’s amended and restated articles of incorporation and amended and restated bylaws provide that shareholders can amend or repeal the bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of Class A common stock and Class B common stock, voting together as a single group.

Unless approved by a majority of “continuing directors,” as that term is defined in the Registrant’s amended and restated articles of incorporation, specified provisions of the articles of incorporation may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of capital stock entitled to vote on the action, including the following provisions:

•	those requiring the affirmative vote of at least two-thirds of the voting power of outstanding Class A common stock and Class B common stock, voting together as a single group, in order for shareholders to amend or repeal the Registrant’s bylaws;

•	those dividing the Registrant’s board into three classes;

•	those providing that, after the threshold date, directors are removable only for cause;

•	those permitting, after the threshold date, only a majority of the members of the Registrant’s board or the sole remaining director to fill vacancies on the board;

•	those providing that only the Registrant’s board may change the size of the Registrant’s board;

•	those requiring the affirmative vote of the holders of at least two-thirds of the voting power of outstanding Class A common stock and Class B common stock, voting together as a single group, to amend specified provisions of the amended and restated articles of incorporation; and

•	those providing that special meetings of shareholders may be called only by the chairman of the board, chief executive officer, president or, prior to the threshold date, holders of at least 25% of the combined voting power of outstanding Class A common stock and Class B common stock.

Washington Law

Chapter 23B.19 of the WBCA, with limited exceptions, prohibits a “target corporation” from engaging in specified “significant business transactions” for a period of five years after the share acquisition by an acquiring person, unless (1) the transaction is exempted by RCW 23B.19.030, (2) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board prior to the acquiring person’s share acquisition, or (3) the significant business transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the outstanding voting shares (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. An “acquiring person” is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation. “Significant business transactions” include, among other transactions:

•	mergers, share exchanges or consolidations with, dispositions of assets to, or issuances of stock to or redemptions of stock from, the acquiring person;

•	termination of 5% or more of the employees of the target corporation employed in Washington over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares;

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder; and

•	liquidating or dissolving the target corporation.

After the five-year period, “significant business transactions” are permitted, as long as they comply with the “fair price” provisions of the statute or are approved by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. A corporation may not “opt out” of this statute.

Transfer Agent and Registrar

The transfer agent and registrar for the Class C capital stock will be Computershare.

Item 2. Exhibits.

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Zillow Group, Inc. (Filed as Exhibit 3.1 to Zillow Group, Inc.’s Current Report on Form 8-K (SEC File No. 001-36853) filed on February 17, 2015, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of Zillow Group, Inc. (Filed as Exhibit 3.2 to Zillow Group, Inc.’s Current Report on Form 8-K (SEC File No. 001-36853) filed on February 17, 2015, and incorporated herein by reference).

4.1	Specimen of Class C Capital Stock Certificate.

4.2	Transfer Restriction Agreement and Amendment to Noncompetition Agreement, dated July 20, 2015, among Zillow Group, Inc., Zillow, Inc., Richard Barton and the other holders signatory thereto (Filed as Exhibit 10.1 to Zillow Group, Inc.’s Current Report on Form 8-K (SEC File No. 001-36853) filed on July 21, 2015, and incorporated herein by reference).

4.3	Transfer Restriction Agreement and Amendment to Noncompetition Agreement, dated July 20, 2015, among Zillow Group, Inc., Zillow, Inc., Lloyd Frink and the other holders signatory thereto (Filed as Exhibit 10.2 to Zillow Group, Inc.’s Current Report on Form 8-K (SEC File No. 001-36853) filed on July 21, 2015, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 29, 2015	ZILLOW GROUP, INC.

	By:	/s/ Chad M. Cohen
	Name:	Chad M. Cohen
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Zillow Group, Inc. (Filed as Exhibit 3.1 to Zillow Group, Inc.’s Current Report on Form 8-K (SEC File No. 001-36853) filed on February 17, 2015, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of Zillow Group, Inc. (Filed as Exhibit 3.2 to Zillow Group, Inc.’s Current Report on Form 8-K (SEC File No. 001-36853) filed on February 17, 2015, and incorporated herein by reference).

4.1	Specimen of Class C Capital Stock Certificate.

4.2	Transfer Restriction Agreement and Amendment to Noncompetition Agreement, dated July 20, 2015, among Zillow Group, Inc., Zillow, Inc., Richard Barton and the other holders signatory thereto (Filed as Exhibit 10.1 to Zillow Group, Inc.’s Current Report on Form 8-K (SEC File No. 001-36853) filed on July 21, 2015, and incorporated herein by reference).

4.3	Transfer Restriction Agreement and Amendment to Noncompetition Agreement, dated July 20, 2015, among Zillow Group, Inc., Zillow, Inc., Lloyd Frink and the other holders signatory thereto (Filed as Exhibit 10.2 to Zillow Group, Inc.’s Current Report on Form 8-K (SEC File No. 001-36853) filed on July 21, 2015, and incorporated herein by reference).